May 10, 1999

  Dear Stockholder:

  MAXXAM's Board of Directors, working with the Boards of its forest products subsidiaries, played a key role in the successful completion of the landmark $450 million Headwaters Agreement. The Headwaters Agreement should create a more predictable future for Pacific Lumber and its employees while protecting environmentally sensitive timberlands. Nevertheless, the United Steelworkers of America and the Rose Foundation, as part of an effort to advance their own narrow agendas, have nominated Howard Metzenbaum and Abner Mikva in opposition to the Company's outstanding Common Directors, Robert J. Cruikshank and Stanley D. Rosenberg.

  In recent media interviews in the Wall Street Journal and Chicago Tribune, Messrs. Metzenbaum and Mikva displayed, the Company believes, an alarming lack of knowledge about MAXXAM (see our previous 4/30/99 letter). 1 Moreover, during their respective tenures in Congress, Messrs. Mikva and Metzenbaum voted against the interests of MAXXAM and its Kaiser Aluminum and Pacific Lumber operations, and, ultimately, you as a MAXXAM stockholder. Here are some examples:

  HIGHER ENERGY COSTS

  - In 1977, Messrs. Metzenbaum and Mikva voted for passage of National Energy Policy Act legislation that, among other things, mandated that electric utilities with major industrial plants burn coal rather than oil or natural gas as fuel in boilers. The bill was estimated by the Senate Energy and Natural Resources Committee to result in increased aluminum prices of between four and seven percent. (U.S. Senate vote # 355, U.S. House of Representatives vote #482)

  - In 1983, Howard Metzenbaum supported provisions of legislation to allow natural gas companies to nullify existing contracts with a set of corporate natural gas consumers, including Kaiser Aluminum. Kaiser estimated that nullification of these contracts could have cost it many millions of dollars. (U.S. Senate Report 98-205)

  HIGHER TAXES

  - In 1993, Howard Metzenbaum supported a proposal to impose a BTU tax that would have substantially increased the price of energy for aluminum, forest products and other companies. (U.S. Senate vote #40)

  - In 1978, Abner Mikva was only one of 57 members of the House of Representatives to support the Vanik amendment to H.R. 13511 (Public Law 95-600), the Revenue Act of 1978. The Vanik amendment would have stripped important reductions in corporate and individual taxes. (U.S. House of Representatives vote #599)

  RESTRICTIVE TRADE

  - In 1993, Howard Metzenbaum voted against legislation (H.R. 1876) extending the authority for the President to negotiate a GATT agreement to be considered under the fast track rules in the Congress. The GATT agreement assisted aluminum, forest products and other companies by lowering overseas tariffs and improving trade practices to help open foreign markets. (U.S. Senate vote #192)

  HIGHER ENERGY COSTS, HIGHER TAXES, AND RESTRICTIVE TRADE ARE NOT IN THE INTERESTS OF MAXXAM OR YOU AS A MAXXAM STOCKHOLDER, AND
  NEITHER ARE MESSRS. METZENBAUM OR MIKVA.

  DO NOT BE MISLED BY THE "COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS" AND ITS LEADERS--THE ROSE FOUNDATION AND THE UNITED STEELWORKERS OF AMERICA. They do not have the best interests of MAXXAM and its stockholders in mind. They represent narrow special interest groups who have their own agendas to advance. Consider these facts:

  - The Rose Foundation encouraged, supported, and, in its own words, "catalyzed" the actions of the FDIC and OTS against MAXXAM. They now purport to express concern in their stockholder mailings and proxy materials about these actions they advocated. 1

  - The Rose Foundation has sought to freeze the assets of the Company. In addition, the Rose Foundation's president Jill Ratner has advised an individual in a lawsuit against the Company which was recently dismissed by the court on several different grounds. The Court stated in its opinion that the plaintiff was "regurgitating politicized half-truths." 1

  - The United Steelworkers of America have attacked the landmark Headwaters Agreement in court, suing the State of California and Pacific Lumber over its Sustained Yield Plan. The Headwaters Agreement has been hailed by numerous politicians, community leaders and editorial boards as being good for the environment, good for Pacific Lumber and its employees, and good for the public.

  - The United Steelworkers of America have rejected Kaiser Aluminum's proposals to eliminate artificial work rule restrictions and realize productivity improvements in exchange for wage and benefit increases. Moreover, the union has refused to put
    Kaiser's offer to a vote of its members.

                          EXTREMELY IMPORTANT

  - ITEM 1: VOTE "FOR" STANLEY D. ROSENBERG AND ROBERT J.
    CRUIKSHANK AS COMMON DIRECTORS.

  - ITEM 2: VOTE "FOR" REAPPROVAL OF THE 1994 MAXXAM OMNIBUS
    EMPLOYEE INCENTIVE PROGRAM.

  - ITEM 3: VOTE "AGAINST" THE CLASSIFIED BOARD PROPOSAL.

  - ITEM 4: VOTE "AGAINST" THE CUMULATIVE VOTING PROPOSAL.

  - COMPLETE, DATE AND SIGN THE WHITE PROXY CARD AS RECOMMENDED IN THIS LETTER AND RETURN IT IN THE POSTAGE PREPAID ENVELOPE
    PROVIDED WITH THE PROXY STATEMENT.

  - DO NOT VOTE ANY PROXY CARD YOU MAY RECEIVE FROM ANYONE OTHER
    THAN THE COMPANY.

  - IF YOUR SHARES ARE HELD WITH A BROKERAGE FIRM, YOUR BROKER
    CANNOT VOTE YOUR SHARES UNLESS THEY RECEIVE YOUR SPECIFIC
    INSTRUCTIONS.  PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR
    ACCOUNT WITH YOUR VOTING INSTRUCTIONS.

  - IF YOU HAVE ANY QUESTIONS, PLEASE CALL THE COMPANY'S PROXY
    SOLICITORS, MACKENZIE PARTNERS, INC. TOLL FREE AT 800-322-2885.

 No permission has been sought or received to quote from, or refer to, published materials cited in this letter.